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                                                                                                                        Exhibit 8.1

                                           SIGNIFICANT SUBSIDIARIES


Significant Subsidiary                            Jurisdiction of Incorporation                Business Name
Television Azteca, S.A. de C.V.                              Mexico                         Television Azteca
Grupo TV Azteca, S.A. de C.V.                                Mexico                         Grupo TV Azteca
Azteca Digital, S.A. de C.V.                                 Mexico                         Azteca Digital
Red Azteca Internacional, S.A. de C.V.                       Mexico                         Red Azteca Internacional
Azteca International Corporation                             Delaware                       Azteca America
Unefon, S.A. de C.V.                                         Mexico                         Unefon
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